W.T. Uniack & Co., CPAs, P.C.
1003 Weatherstone Pkwy # 320
Woodstock, GA 30188
770-592-3233

The firm of W.T. Uniack & Co., CPAs, P.C. consents to the inclusion of our report of July 22, 2009, on the audited financial statements of  Baeta Corp. as of December 31, 2008 and for the fiscal year then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ W.T. Uniack & Co., CPAs, P.C.
W.T. Uniack & Co., CPAs, P.C.

July 22, 2009
Woodstock, Georgia